Exhibit 99.1

Announcement

TGA Cancellation of EndoBarrier® Listing

BOSTON, Massachusetts, United States, and SYDNEY, Australia – October 24, 2016, AEDT

GI Dynamics, Inc. (ASX: GID) (GI Dynamics or the Company), a medical technology company that has developed an innovative device to improve outcomes for patients diagnosed with type 2 diabetes and obesity, has received final cancellation notification from the Therapeutic Goods Administration (TGA) for the listing of EndoBarrier on the Australian Register of Therapeutic Goods (ARTG).

On September 12, 2016 the TGA notified GI Dynamics that it would cancel the EndoBarrier listing on the ARTG. The TGA stated that the Company failed to provide adequate evidence of compliance with certain provisions of the TGA Essential Principles within the required 20 working days.

As previously communicated, the cancellation of EndoBarrier from the ARTG took effect on October 12, 2016. As a result, the Company will not be permitted to supply the EndoBarrier device in Australia for use outside of approved trials. The Company will not be appealing the decision.

This action does not constitute a recall, nor is this action a result of any direct safety concerns associated with the utilization of EndoBarrier. All implanted patients may continue therapy subject to ongoing evaluation and monitoring by their healthcare professionals.

In addition, enrollment will be allowed to continue for a current ongoing randomized controlled trial that has been enrolling for 14-months. The trial is authorized per clinical trial design and approval by the local ethics committee, as well as the Australian New Zealand Clinical Trials Registry. The trial is focused on Nonalcoholic Steatohepatitis (NASH), led by Professor Holtmann, MD from Princess Alexandria Hospital in Brisbane, Australia.

GI Dynamics will continue to support the ongoing trial. In addition, GI Dynamics will continue to support patients and clinicians to help provide for safe removal of all EndoBarrier implants at the date specified by the treating clinicians.

Revenue derived from EndoBarrier units sold in Australia constitutes approximately 15% of GI Dynamics worldwide revenue.

“We will continue to provide clinical support to the patients and clinicians who utilized EndoBarrier to ensure that we achieve safe treatment and removal of the devices” stated Scott Schorer, GI Dynamics president and CEO.

“We look forward to supporting Professor Holtmann and his colleagues in his critical research of a disease state (NASH) that has no current treatment.”

www.gidynamics.com

US OFFICE & HEADQUARTERS:	355 Congress Street, Boston, MA 02210	T +1 (781) 357-3300
EUROPEAN OFFICE:	Prinzenallee 7, 40549 Dusseldorf, Germany	T: +49 211 5239 1572
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000	T +61 2 9325 9046

GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388

GI Dynamics, Inc. - ASX Announcement	Page 2

About GI Dynamics

GI Dynamics, Inc. (ASX: GID) is the developer of EndoBarrier®, the first endoscopically delivered device therapy approved for the treatment of type 2 diabetes and obesity. EndoBarrier is approved and commercially available in multiple countries outside the United States. EndoBarrier is not approved for sale in the United States and is limited by federal law to investigational use only in the United States. Founded in 2003, GI Dynamics is headquartered in Boston, Massachusetts. For more information, please visit www.gidynamics.com.

Forward-Looking Statements

This announcement contains forward-looking statements concerning: our development and commercialization plans; our potential revenues and revenue growth, costs, excess inventory, profitability and financial performance; our ability to obtain reimbursement for our products; our clinical trials and associated regulatory submissions and approvals; the number and location of commercial centers offering the EndoBarrier; and our intellectual property position. These forward-looking statements are based on the current estimates and expectations of future events by the management of GI Dynamics, Inc. as of the date of this announcement and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: risks associated with the consequences of terminating the ENDO trial and the possibility that future clinical trials will not be successful or confirm earlier results; risks associated with obtaining funding from third parties; risks relating to the timing and costs of clinical trials, the timing of regulatory submissions, the timing, receipt and maintenance of regulatory approvals, the timing and amount of other expenses and the timing and extent of third-party reimbursement; risks associated with commercial product sales, including product performance; competition; risks related to market acceptance of products; intellectual property risks; risks related to excess inventory; and risks related to assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product launches, future financial results and other factors including those described in our filings with the U.S. Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Investor relations	Media relations
United States:	United States/Europe/Australia:
Jim Murphy	investor@gidynamics.com
CFO and Company Secretary	+1 (781) 357-3250
+1 (781) 357-3281

Australia:	United States/Australia:
David Allen or John Granger	Catie Corcoran
Hawkesbury Partners Pty Limited	WE Buchan
+61 2 9325 9046	+1 (813) 895-4575

www.gidynamics.com

US OFFICE & HEADQUARTERS:	355 Congress Street, Boston, MA 02210	T +1 (781) 357-3300
EUROPEAN OFFICE:	Prinzenallee 7, 40549 Dusseldorf, Germany	T: +49 211 5239 1572
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000	T +61 2 9325 9046

GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388